UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2013

 AMERICAN RAILCAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

North Dakota	000-51728	43-1481791
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Clark Street
St. Charles, Missouri	63301
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (636) 940-6000
N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective December 27, 2013, American Railcar Industries, Inc. (“ARI” or the “Company”), through its subsidiaries sold all of its interest in Amtek Railcar Industries Private Limited (“Amtek Railcar”) to Cresta Fund Ltd., a private investment company domiciled in Mauritius, for an aggregate purchase price of $2.3 million in cash pursuant to a purchase agreement entered into on that date. Amtek Railcar is a joint venture formed by subsidiaries of the Company, and a wholly-owned subsidiary of Amtek Auto Limited, to produce railcars and railcar components in India for sale by the joint venture. As a result of the sale the Company no longer participates in Amtek Railcar.

The purchase agreement contains representations, warranties, covenants and indemnification provisions typical in transactions of this nature. In addition, the Amtek subsidiary separately released ARI and its affiliates and granted them certain indemnification rights in connection with the joint venture and the purchase agreement.

The foregoing description of the purchase agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the purchase agreement, a copy of which has been filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

Exhibit 10.1	Purchase Agreement between American Railcar Industries, Inc. and Cresta Fund Ltd.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 3, 2013		American Railcar Industries, Inc.

	By:	/s/ Dale C. Davies
	Name:	Dale C. Davies
	Title:	Senior Vice President, Chief Financial Officer and Treasurer

Exhibit Number	Description

Exhibit 10.1	Purchase Agreement between American Railcar Industries, Inc. and Cresta Fund Ltd.